Exhibit 99.1

MEDIA RELEASE

Conference Call at 2:00 p.m. PT, July 22, 2004 - Advanced Power Technology will conduct a conference call at 2:00 p.m. PT, Thursday, July 22, 2004 webcast simultaneously for interested investors via the Company’s corporate web site at www.advancedpower.com.  The call can be accessed live by dialing 800-915-4836.  International callers please dial 973-317-5319.  The content of the call will remain available for replay on the Internet for 30 days.  In addition, a telephone replay of the conference call will be available for 30 days and can be accessed at 800-428-6051 and from international locations at 973-709-2089; pass code 364263.

ADVANCED POWER TECHNOLOGY REPORTS
STRONG SECOND QUARTER RESULTS,
SEES INCREASING REVENUE AND PROFIT IN THE THIRD QUARTER

Bend, Oregon, July 22, 2004 – Advanced Power Technology, Inc. (NASDAQ: APTI), a leading supplier of high performance power semiconductors used in the conditioning and control of electrical power for both switching and RF applications, today reported financial results for the second quarter of 2004 and provided its outlook for the third quarter of 2004.

 Highlights

•                  Record revenue of  $18.1 million in 2Q04, a sequential increase of 20%

•                  GAAP earnings in 2Q04 of $0.08 per diluted share

•                  Pro forma earnings in 2Q04 of $0.11 per diluted share

•                  Increasing revenue and profit anticipated in 3Q04, with pro forma earnings estimated at $0.19 to $0.21 per diluted share

For the second quarter of 2004, revenues were a record $18.1 million, up 45 percent from $12.5 million in the same period in fiscal 2003 and up sequentially 20 percent from $15.1 million in the first quarter of 2004.  Net income in accordance with generally accepted accounting principles (“GAAP”) was $869,000, or $0.08 per diluted share.  This compares to the net loss of $119,000, in the same period in fiscal 2003, or $(0.01) per share, and to a net income in the first quarter of 2004 of $283,000 or $0.03 per diluted share.  On a GAAP basis, gross margin for the second quarter of 2004 was 38.0 percent of revenue compared to 35.5 percent in the same period in fiscal 2003 and 36.1 percent in the prior quarter.

Selling, general and administrative (“SG&A”) expenses in the second quarter of 2004 were $5.1 million and included $1.3 million of legal fees related to a patent litigation matter active during the quarter.  Summary judgment in favor of the Company, dismissing IXYS Corporation’s claims of patent infringement against the Company, was granted by the U.S. District Court on June 16, 2004. The Court held that IXYS’ United States Patent Nos. 5,486,715 and 5,801,419 are not infringed by APT’s power MOSFET products, and further held that “IXYS’s patents are invalid because obvious.”

Excluding non-cash purchase accounting charges related to acquisitions and certain previously announced restructuring charges, pro forma net income for the second quarter ended June 30, 2004 was $1.3 million, or $0.11 per diluted share, compared to a pro forma net income of $72,000, or $0.01 per diluted share in the comparable period in fiscal 2003 and a pro forma net income of $769,000, or $0.07 per diluted share, in the first quarter of 2004.  Pro forma gross margin for the second quarter of 2004 was 39.6 percent of revenue, compared to 37.7 percent in the comparable period in fiscal 2003 and 37.9 percent in the prior quarter.

Pro forma net income (loss) and pro forma gross margin, which differ from net income (loss) and gross margin in accordance with GAAP, exclude the non-cash charges related to acquisitions and certain restructuring charges. A reconciliation of pro forma and GAAP net income (loss) is included with the attached financial statements.  The financial results that exclude certain charges are not in accordance with GAAP.  APT management uses these non-GAAP measures internally to evaluate the Company’s performance and manage its operations, and believes that these measures provide useful information for understanding the Company’s operating results and comparing prior periods.

Patrick Sireta, Chief Executive Officer, commented, “Our second quarter revenue growth was driven by broad-based demand across our communications and data processing,  semiconductor capital equipment and industrial and medical markets, all of which grew sequentially at double digit rates.  Our revenues from the military and aerospace market grew sequentially at a slower single digit pace, but based on the orders already received we expect that this market will contribute significantly towards our anticipated revenue growth in the second half of this year.”

“Our order backlog at the end of the second quarter increased to $27.8 million from $26.3 million at the end of the first quarter. The short term portion of our backlog, shippable in the next three months, increased from $15.1 million at the end of the first quarter to $17.1 million at the end of the second quarter.”

“I am pleased that we were able to compensate for substantially higher than planned second quarter 2004 legal expenses related to a patent litigation matter, which were $1.3 million, by delivering higher than anticipated revenues and achieving a continued improvement of our gross margin, thus allowing us to perform at the high end of our EPS guidance of $0.11 per diluted share.  We expect our legal fees related to this patent litigation matter to be substantially reduced in the second half of this year which will contribute significantly to our increase in expected profitability,” said Mr. Sireta.

Business Outlook

The following statements are based on current expectations.  These statements are forward-looking, subject to risks and uncertainties, and actual results may differ materially.  These statements do not include the potential impact of any investments outside the ordinary course of business, or mergers or acquisitions that may be completed after July 22, 2004.  Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this press release.  The inclusion of any statement in this release does not constitute a suggestion by the Company or any other person that the events or circumstances described in such statements are material.  The Company does not undertake to publicly update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this release will not be realized.

Revenues for the third quarter ending September 30, 2004 are expected to be in the range of $18.4 million to $19.2 million, a sequential increase of approximately 2 to 6 percent and an increase of approximately 45 to 51 percent over the third quarter of 2003.

At the anticipated revenue levels indicated above, gross margin for the third quarter of 2004, exclusive of non-cash purchase accounting charges associated with acquisitions, is expected to be in the 40.0 percent to 42.0 percent range, a sequential increase of 40 to 240 basis points (or 0.4 to 2.4 percent).

Research and Development (“R&D”) expenses in the third quarter of 2004 are expected to increase to 6 percent to 7 percent of revenues as we add resources to further expand our technology and product development capability. SG&A expenses in the third quarter of 2004 are expected to be 21.5 percent to 22.5 percent of revenues. These R&D and SG&A expense estimates are exclusive of non-cash purchase accounting charges associated with acquisitions.  Interest income in the third quarter of 2004 is expected to be approximately $50,000.

For the third quarter of 2004 and on a before tax basis, the non-cash purchase accounting charges associated with acquisitions are expected to be $272,000, and will be included in cost of goods sold. The tax effect of these charges is expected to be approximately $5,000.

Overall, the pro forma net earnings per share for the third quarter of 2004 are expected to be approximately $0.19 to $0.21 per diluted share.  Although the Company has fully reserved for its net deferred tax assets, alternative minimum tax rules limit the utilization of net operating losses that can be used to offset taxable income.  Therefore, the Company expects an effective tax rate of 2 percent in the third quarter of 2004.

Patrick Sireta, Chief Executive Officer, commented, “While the communications and data processing and the semiconductor capital equipment markets were the primary drivers for revenue growth in the first half of 2004, we expect that the increase in our sales to the military and aerospace market will contribute substantially to our revenue growth in the third quarter of 2004.”

“I believe that our second quarter 2004 results and third quarter 2004 guidance demonstrate our momentum on revenue growth and profitability improvement. Our pro forma gross margin has improved from 34 percent for the total year 2003 to 37.9 percent and 39.6 percent for the first and second quarter of 2004 respectively.  We expect our  pro forma  gross margin  to continue to  improve to a range of 40 to 42 percent in the third quarter of 2004,” concluded Mr. Sireta.

About Advanced Power Technology

With operations in Bend, Oregon, Santa Clara, California, Montgomeryville, Pennsylvania and Bordeaux France, APT is a leading supplier of power semiconductors for RF, Microwave, Linear, and Switchmode Applications. For additional information on Advanced Power Technology, visit its website at www.advancedpower.com.

Safe Harbor Statement

Except for historical information contained herein, the matters discussed in this press release are forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  APT cautions that such statements, including those related to the Company’s third quarter financial projections, are subject to a number of uncertainties, and actual results may differ materially.  Factors that could affect the Company’s actual results include the ability of subcontractors to meet their delivery commitments; unfavorable changes in industry and competitive conditions; the Company’s mix of product shipments; the accuracy of customers forecasts; the effectiveness of the Company’s efforts to control and reduce costs; and other uncertainties disclosed in the Company’s filings with the Securities and Exchange Commission including Form 10-K filed on March 10, 2004.  The Company assumes no obligation to update the information in this release.

Company Contact:

Greg M. Haugen

Vice President, Finance and

Administration and CFO

Tel:  (541) 382-8028

Fax:  (541) 389-1241

E-Mail:           gregh@advancedpower.com

ADVANCED POWER TECHNOLOGY, INC

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

Revenues, net	$18,061	$12,487	$33,154	$23,646

Cost of goods sold	10,915	7,777	20,282	15,529
Amortization of technology rights & other	274	280	548	564
Total cost of goods sold	11,189	8,057	20,830	16,093

Gross profit	6,872	4,430	12,324	7,553

Operating expenses:
Research and development	783	668	1,670	1,501
Selling, general and administrative	5,130	3,703	9,240	7,394
Restructuring charges	115	—	321	240
Total operating expenses	6,028	4,371	11,231	9,135

Income (loss) from operations	844	59	1,093	(1,582)

Other income (expense), net:
Interest, net	41	52	81	108
Other, net	12	(145)	6	(134)

Income (loss) before income taxes	897	(34)	1,180	(1,608)

Provision (benefit) for income taxes	28	85	28	(480)

Net Income (loss)	$869	$(119)	$1,152	$(1,128)

Net Income (loss) per share:
Basic	$0.08	$(0.01)	$0.11	$(0.11)
Diluted	$0.08	$(0.01)	$0.10	$(0.11)
Weighted average number of shares used in the computation of net income (loss) per share:
Basic	10,605	10,404	10,556	10,402
Diluted	11,261	10,404	11,212	10,402

ADVANCED POWER TECHNOLOGY, INC

SUPPLEMENTAL PRO FORMA DISCLOSURES *

RECONCILIATION OF GAAP TO PRO FORMA NET INCOME (LOSS)

(In thousands except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Reported GAAP net income (loss)	$869	$(119)	$1,152	$(1,128)
Purchase accounting adjustments related to acquisitions:
Cost of sales:
Intangible asset amortization	269	269	538	539
Deferred compensation amortization	5	11	10	25
Selling, general and administrative:
Deferred compensation amortization	6	14	12	31
Restructuring charges	115	—	321	240
Tax effect of pro forma adjustments	—	(103)	—	(298)
Pro forma net income (loss)	$1,264	$72	$2,033	$(591)

Pro forma net income (loss) per share:
Basic	$0.12	$0.01	$0.19	$(0.06)
Diluted	$0.11	$0.01	$0.18	$(0.06)
Weighted average number of shares used in the computation of pro forma net income (loss) per share:
Basic	10,605	10,404	10,556	10,402
Diluted	11,261	10,842	11,212	10,402

* Supplemental pro forma disclosures are not based on generally accepted accounting principles (GAAP), but are provided to explain the impact of certain significant items. In accordance with new SEC regulation G, the Company believes that this disclosure is useful to investors and creditors of the Company as it is a way to explain the impact of certain accounting charges included in the Company’s operating results due to our previously announced acquisitions and restructuring activities.

ADVANCED POWER TECHNOLOGY, INC

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30, 2004	Dec. 31, 2003

Assets
Current assets:
Cash and cash equivalents	$10,168	$11,564
Short term investments in available-for-sale securities	3,800	4,000
Accounts receivable, net	10,895	7,564
Inventories, net	12,944	12,382
Prepaid and other current assets	2,414	2,436
Total current assets	40,221	37,946

Property and equipment, net	11,174	11,002
Long term investments in available-for-sale securities	2,005	1,000
Other assets	53	174
Intangible assets, net	8,272	8,811
Goodwill	15,570	15,570
Total assets	$77,295	$74,503

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,771	$3,471
Accrued expenses	2,423	2,695
Total current liabilities	7,194	6,166

Other long term liabilities	117	127
Total liabilities	7,311	6,293

Stockholders’ equity:
Common stock	108	106
Additional paid in capital	89,116	88,625
Treasury stock	(1,761)	(1,761)
Deferred stock compensation	—	(21)
Accumulated other comprehensive income	417	309
Accumulated deficit	(17,896)	(19,048)
Total stockholders’ equity	69,984	68,210
Total liabilities and stockholders’ equity	$77,295	$74,503